Exhibit 99.1

Crypto 1 Acquisition Corp Announces the Separate Trading of its

Class A Ordinary Shares and Warrants

Miami, FL – January 11, 2022 – Crypto 1 Acquisition Corp (Nasdaq: DAOOU) (the “Company”) announced today that, commencing January 12, 2022, holders of the 23,000,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on The Nasdaq Global Market under the symbols “DAOO” and “DAOOW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade under The Nasdaq Global Market symbol “DAOOU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Crypto 1 Acquisition Corp is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The units were initially offered by the Company in an underwritten offering. B. Riley Securities Inc. acted as the sole book-running manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on December 6, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained on the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus may be obtained from B. Riley Securities Inc., Prospectus Department, 1300 North 17th Street, Suite 1300, Arlington, Virginia 22209, or by telephone at 703-312-9580, or by email at prospectuses@brileyfin.com.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that an initial business combination will be completed. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Crypto 1 Acquisition Corp

David Hytha

Chief Financial Officer, Crypto 1 Acquisition Corp

(305) 347-5140

david@crypto1.vip